Exhibit 10.4

Execution Version

STOCKHOLDER AGREEMENT

This Stockholder Agreement (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into effective as of March 5, 2021 by and among NewHold Investment Corp., a Delaware corporation (the “Company”), and Motorola Solutions, Inc. (the “Stockholder”). The Company and the Stockholder are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Company and Evolv Technologies, Inc., a Delaware corporation (“Legacy Evolv”), are contemporaneously entering into that certain Agreement and Plan of Merger, dated as of March 5, 2021 (as it may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, NHIC Sub Inc. (“Merger Sub”) and Legacy Evolv, in the form previously provided to the Stockholder, pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Legacy Evolv (the “Merger”), with Legacy Evolv surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement; and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Parties are entering into this Agreement to set forth certain understandings between the Parties with respect to certain governance and other matters of the Company.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I.
DEFINITIONS AND CONSTRUCTION

Section 1.01 Definitions. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Action” means any claim, action, suit or proceeding.

“Affiliate” has the meaning set forth in the Merger Agreement.

“Agreement” has the meaning set forth in the Preamble hereto.

“Board” means the board of directors of the Company.

“Merger Agreement” has the meaning set forth in the Recitals hereto.

“Bylaws” means the Parent Restated Bylaws, as amended or amended and restated from time to time.

“Certificate of Incorporation” means the Parent Restated Charter, as amended, restated and/or amended and restated from time to time.

“Closing” has the meaning set forth in the Merger Agreement.

“Common Stock” means the Company’s common stock, with a par value of $0.001 per share.

“Company” has the meaning set forth in the Recitals hereto.

“Company Stockholders Meeting” means an annual meeting or special meeting of the stockholders of the Company, in each case, including any adjournment or postponement thereof, at which Directors are to be elected to the Board.

“control” (including its correlative meanings, “controlled by” and “under common control with”) has the meaning set forth in the Merger Agreement.

“Director” means any member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Law” has the singular meaning of “Laws” set forth in the Merger Agreement.

“Legacy Evolv” has the meaning set forth in the Preamble hereto.

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Sub” has the meaning set forth in the Recitals hereto.

“Nasdaq” means the NASDAQ Stock Market.

“Nominee” has the meaning set forth in Section 2.01(b).

“Non-Recourse Party” has the meaning set forth in Section 4.14.

“Parties” or “Party” has the meaning set forth in the Preamble hereto.

“Proxy Statement” has the meaning set forth in the Merger Agreement.

“Representative” has the meaning set forth in the Merger Agreement.

“SEC” has the meaning set forth in the Merger Agreement.

“Stockholder” has the meaning set forth in the Recitals hereto.

“Stockholder Designee” means an individual designated in writing from time to time by the Stockholder for election to the Board in accordance with this Agreement, which individual shall initially be Mahesh Saptharishi.

“Transaction” has the meaning set forth in the Merger Agreement.

“Transaction Document” has the meaning set forth in the Merger Agreement.

Section 1.02 Rules of Construction. For all purposes of this Agreement, except as otherwise provided in this Agreement or unless the context otherwise requires:

(a) the meanings of defined terms are applicable to the singular as well as the plural forms of such terms;

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) references in this Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder;

(d) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall mean “without limitation”;

(e) the captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement; and

(f) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

Article II.
CORPORATE GOVERNANCE MATTERS

Section 2.01 Board Designation. In the Proxy Statement the Company shall nominate a Stockholder Designee to be elected as a member of the Board, effective as of immediately following the Closing, and shall take the actions specified in Section 2.02 with respect to such Stockholder Designee. On the Closing Date, the Company shall enter into a customary indemnification agreement with the Stockholder Designee as contemplated by the Merger Agreement, which indemnification agreement shall continue to be effective following the Closing. In the event that such Stockholder Designee is not so elected, the Stockholder shall have the right to nominate another individual as the Stockholder Designee, and the Company shall appoint such Stockholder Designee to the Board.

Section 2.02 Ongoing Rights of the Stockholder. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, the Stockholder and the Company agree (it being understood that such agreement is solely between the Company and the Stockholder, and not with any other stockholder of the Company) that, subject to the rules of the Nasdaq, from and after the Closing and until the termination or expiration of the Distributor Agreement dated December 23, 2020, as amended on March 4, 2021 (the “Distributor Agreement”), by and between Legacy Evolv and the Stockholder (the “Expiration Time”), the Company shall (i) nominate a Stockholder Designee to be elected to the Board at each Company Stockholders Meeting, (ii) include such Stockholder Designee as a nominee for election as a Director at the applicable Company Stockholders Meeting in its proxy solicitation materials (including any form of proxy it distributes) and (iii) unless the Board (or a committee thereof) determines in good faith that doing so would cause it to violate its fiduciary duties to stockholders under Law (provided that in such case the Stockholder shall be entitled to designate a replacement as the Stockholder Designee, which replacement shall be treated as the Stockholder Designee for all purposes under this Agreement, including the foregoing clauses (i) and (ii) and this clause (iii)), (A) recommend that holders of its Common Stock vote to elect such Stockholder Designee to the Board and (B) use its reasonable best efforts to cause the election to the Board of a slate of directors that includes such Stockholder Designee.

For the avoidance of doubt, the Stockholder’s right to nominate a Nominee as a Director under this Section 2.02 (i) shall not be transferable and (ii) shall not be subject to any requirement that the Stockholder provide advance notice of, or comply with any other procedures governing, the nomination of individuals for election to the Board as provided in the Bylaws.

Section 2.03 Vacancy. If the Stockholder Designee ceases to serve as a Director for any reason prior to the Expiration Time (including because of the death, resignation, disqualification or removal of such Stockholder Designee, or the failure of such Stockholder Designee to be elected at any Company Stockholders Meeting), the Stockholder shall have the sole right to nominate an individual to fill such vacancy, and such person shall be substituted as the Stockholder Designee.

Section 2.04 Company Information. At all times while serving as a Director, the Stockholder Designee shall be permitted to share information received in his or her capacity as such with the Stockholder; provided, that any information the Stockholder receives from the Stockholder Designee in his or her capacity as a Director shall be subject to the confidentiality provisions of the Distributor Agreement; provided, further, that the Board may exclude the Stockholder Designee from access to any Board or committee materials or information, any meeting or portion thereof or any action by written consent if the Board determines, in good faith (after reasonable consultation with the Stockholder Designee regarding the reasons therefor), that including the Stockholder Designee in discussions relating to such determination or providing the Stockholder Designee with such access would reasonably be expected to result in a conflict of interest between the Stockholder and the Company; provided, that (i) such exclusion shall be limited to the portion of the Board or committee material or information, or meeting or action by written consent, that is the basis for such exclusion and (ii) the Stockholder Designee shall be given reasonable prior written notice of such exclusion (or, if prior notice is not practicable, notice as promptly as practicable thereafter).

Section 2.05 Committees. Subject to the Stockholder Designee’s satisfaction of any applicable standards or qualifications for service required by Nasdaq or the SEC, for so long as any Stockholder Designee serves as a Director, such Stockholder Designee shall have the right to be appointed to any committee of the Board (whether a standing committee or an ad hoc committee) that (i) has been charged with evaluating or making recommendations to the Board regarding (a) strategic alternatives for the Company, (b) significant transactions or significant capital expenditures, or (c) matters involving significant technology or research and development or similar matters or (ii) has been delegated the full authority of the Board to act on any significant strategic matter. In addition to the foregoing, the Board shall give due consideration to the Stockholder Designee in its evaluation of nominees for appointment to each other committee of the Board.

Section 2.06 Indemnification. The Company shall indemnify the Stockholder Designee and provide the Stockholder Designee with director and officer insurance to the same extent as it indemnifies and provides such insurance to other non-executive members of the Board, pursuant to the Certificate of Incorporation, the Delaware General Corporation Law (as amended, supplemented or restated from time to time) or otherwise. The Company hereby acknowledges that the Stockholder Designee may have rights to indemnification and advancement of expenses provided by the Stockholder or its Affiliates (directly or through insurance obtained by any such entity) (collectively, the “Director Indemnitors”). The Company hereby agrees and acknowledges that (i) it is the indemnitor of first resort with respect to the Stockholder Designee, (ii) it shall be required to advance the full amount of expenses incurred by the Stockholder Designee, as required by law, the terms of the Certificate of Incorporation, an agreement, vote of stockholders or disinterested directors, or otherwise, without regard to any rights the Stockholder Designee may have against the Director Indemnitors and (iii) to the extent permitted by law, it irrevocably waives, relinquishes and releases the Director Indemnitors from any and all claims against the Director Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Director Indemnitors on behalf of the Company with respect to any claim for which the Stockholder Designee have sought indemnification from the Company shall affect the foregoing and the Director Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Stockholder Designee against the Company. These rights shall be a contract right.

Article III.
REPRESENTATIONS AND WARRANTIES OF THE Company

The Company hereby represents and warrants to the Stockholder as of the date of this Agreement, as follows:

Section 3.01 Due Authorization. The Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

Section 3.02 No Other Agreements. Except as provided in this Agreement or the Transaction Documents, the Company is not a party to any agreements with any other Company Stockholders with respect to rights to nominate Directors or any other matters contemplated hereby.

Article IV.
GENERAL PROVISIONS

Section 4.01 Effectiveness; Termination. Notwithstanding anything to the contrary contained herein, but subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Parties as provided under Section 4.03, this Agreement shall terminate at such time as the Stockholder no longer has the right to nominate a Stockholder Designee under Section 2.02; provided, that Section 2.06 shall survive any termination of this Agreement.

Section 4.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 4.03):

If to the Company prior to the consummation of the Transaction:

NewHold Investment Corp.
c/o NewHold Enterprises, LLC 52 Vanderbilt Avenue, Suite 2005
New York, NY 10017
Attention:	Charlie Baynes-Reid
Email:	cbaynesreid@newholdllc.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue, 19th Floor
New York, NY 10154
Attention:	Lloyd L. Rothenberg
Email:	lrothenberg@loeb.com

If to the Company after the consummation of the Transaction:

Evolv Technologies, Inc. dba Evolv Technology, Inc.
200 West St.
Waltham, MA 025451
Attention:	Eric Pyenson
Email:	epyenson@evolvtechnology.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
200 Clarendon Street
Boston, MA 02116
Attention:	Ryan J. Maierson Stephen W. Ranere Daniel Hoffman
Email:	ryan.maierson@lw.com Stephen.Ranere@lw.com Daniel.Hoffman@lw.com

If to the Stockholder, to such address set forth on the Stockholder’s signature page or to such other address or addresses as the Stockholder may from time to time designate in writing to the Company.

Any Party may change its address for notice at any time and from time to time by written notice to the other Parties, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 4.02.

Section 4.03 Amendment; Waiver.

(a) The terms and provisions of this Agreement may be modified or amended only with the written approval of the Company and the Stockholder.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No Party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such Party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) Any Party may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

Section 4.04 Further Assurances. To the fullest extent permitted by Law, the Parties agree to sign such further documents, cause such meetings to be held, resolutions passed and do and perform and cause to be done such further acts and things reasonably necessary in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by Law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, the Stockholder being deprived of the rights contemplated by this Agreement.

Section 4.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 4.13.

Section 4.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without regard to conflict of laws principles. All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees, to the fullest extent permitted by applicable Law, that notice as provided in this Agreement shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 4.07 Waiver of Jury Trial. Each of the Parties hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury with respect to any Action arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Parties (a) certifies that no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Agreement.

Section 4.08 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof. Each Party agrees that, in the event of any breach or threatened breach by any the other Party of any covenant or obligation contained in this Agreement, the Company or the Stockholder, as applicable, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other Party or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any federal court located in the State of Delaware or any other Delaware state court without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. The Parties further agree to waive (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 4.09 Entire Agreement; Assignment. This Agreement and the Transaction Documents set forth the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any Party without the prior express written consent of the other Parties.

Section 4.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.12 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 4.13 No Recourse. This Agreement may only be enforced against, and any claim or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the Parties and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any Party or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any Party against the other Parties, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non–Recourse Party.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

COMPANY:

NEWHOLD INVESTMENT CORP.

By:	/s/ Kevin Charlton
Name:	Kevin Charlton
Title:	Chief Executive Officer

STOCKHOLDER:

MOTOROLA SOLUTIONS, INC.

By:	/s/ Michael Annes
Name:	Michael Annes
Title:	Senior Vice President

ADDRESS:

500 W. Monroe Street; 44th Floor
Chicago, Illinois 60661

[Signature Page to Stockholder Agreement]